Exhibit 99.1

TRC Updates Status of Year-End Audit
and Announcement of Fiscal 2003 Results

Windsor, CT — September 11, 2003 — TRC Companies Inc. (NYSE:TRR) announced today that in connection with the audit of its financial results for the fiscal year ended June 30, 2003, preferable accounting treatment is under consideration with respect to certain items. These items primarily involve the timing of recognition of a total of approximately $6 million of revenue over a four-year period on certain early Exit Strategy® contracts entered into in 1999 and 2000.  Subsequent contracts are not affected.

Based on a preliminary review, and subject to completion of the audit, the effect of this change would be to modestly increase revenue and operating income for fiscal 2003.  This possible change may also have the effect of reducing previously reported revenue and operating income for the fiscal years ended June 30, 2000 and June 30, 2001, and increasing revenue and operating income for the fiscal year ended June 30, 2002.  In addition, a small portion of the revenue may be recognized in future periods.

Chairman and Chief Executive Officer Dick Ellison said, “It is important to emphasize that the issue is strictly the timing and not the amount of revenue and earnings reported.  Our customers fully funded the majority of the work on these contracts, which are being performed within budget and on schedule.

“Cash flow from operations was strong for both the fourth quarter and fiscal 2003, and we continue to anticipate improved financial results for the fourth quarter compared to the third quarter.  Backlog at June 30, 2003 reached a record $240 million, so TRC is well positioned to deliver further progress in the year ahead.”

Ellison added, “Because the completion of the audit will take longer than originally anticipated, it is likely that the announcement of our financial results and the filing of our Annual Report on Form 10-K for fiscal 2003 may be delayed until October 2003.”

About TRC Companies, Inc.

One of Forbes Top 200 Best Small Companies and Business Week’s Top 100 Hot Growth Companies for 2002, TRC is a customer-focused company that creates and implements sophisticated and innovative solutions to the challenges facing America’s environmental, infrastructure, power, and transportation markets.  The Company is also a leading provider of technical, financial, risk management, and construction services to both industry and government customers across the country.  For more information, visit TRC’s website at www.TRCsolutions.com.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “expects,” “plans,” “anticipates,” “believes,” estimates,” or other words of similar import. You should consider statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance, the uncertainty of our operational and growth strategies, the challenges inherent in integrating newly acquired businesses, regulatory uncertainty, the availability of funding for government projects, the level of demand for the Company’s services, product acceptance, industry-wide competitive factors, the ability to continue to attract and retain highly skilled and qualified personnel, and political, economic, or other conditions. Furthermore, market trends are subject to changes, which could adversely affect future results.  See additional discussion in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission.